                                      EXHIBIT INDEX

Exhibit
Number                      Exhibit
-------           -----------------------------------------
  10.1            Amended Schedule to the Form of Indemnification Agreement,
                  individually entered into between Sun Company, Inc. and certain officers and directors of the Company. The Form of Indemnification Agreement is incorporated by reference to
                  Exhibit 10.15 of the Company's 1995 Form 10-K filed March 7,
                  1996, File No. 1-6841.

  10.2 Amendment No. 1998-1 to the Sun Company, Inc. Executive Incentive Plan, effective July 1, 1998.

  10.3 Amendment No. 1998-3 to the Sun Company, Inc. Executive Retirement Plan, effective July 1, 1998.

  12 Statement re Sun Company, Inc. and Subsidiaries Computation of Ratio of Earnings to Fixed Charges for the Six-Month Period Ended June 30, 1998.

  27              Article 5 of Regulation S-X, Financial Data Schedule.